Exhibit 5.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622
Telephone: 303.297.2900 Fax: 303.298.0940 www.shermanhoward.com

April 15, 2015

GCI, Inc.

2550 Denali Street, Suite 1000

Anchorage, Alaska 99503-2751

Re:                             GCI, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to GCI, Inc., an Alaska corporation (the “Company”), in connection with the public offering of $450,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2025 (the “Exchange Notes”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 6.875% Senior Notes due 2025 (the “Original Notes”).  The Exchange Notes will be issued under the Company’s Indenture, dated April 1, 2015 (the “Indenture”) between the Company and MUFG Union Bank, N.A., as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated April 1, 2015 (the “Registration Rights Agreement”), between the Company and SunTrust Robinson Humphrey, Inc., as representative of the initial purchasers set forth therein.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined (1) the Registration Statement on Form S-4 with respect to the Exchange Notes to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (the “Registration Statement”); (2) the Registration Rights Agreement; (3) the Indenture; (4) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (5) the form of the Exchange Notes; (6) the Bylaws and Articles of Incorporation of the Company; and (7) certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters.  We have also examined such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  We have also assumed, without investigation, that the Exchange Notes will be issued in exchange for a like principal amount of the Original Notes as described in the Registration Statement and that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

In expressing the opinions set forth below, to the extent such opinions involve matters of Alaska law, we have, with your consent and without any independent investigation, relied solely and completely on the opinion of Stoel Rives, LLP, dated the date hereof and to be filed as Exhibit 5.2 to the Registration Statement (the “Alaska Opinion”).

Our opinions are limited to matters governed by the laws of the State of New York and the federal laws of the United States that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that we have relied upon the Alaska Opinion, the laws of the State of Alaska.  We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by: (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally; (2) equitable, constitutional and public policy limitations, whether considered in a proceeding at equity or at law; (3) we express no opinion as to the validity or enforceability of any provisions of the Exchange Notes or Indenture relating to indemnification, contribution, exculpation or limitation of liability in connection with liability for the indemnified or exculpated party’s own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or provisions with respect to indemnification obligations of the Company to the extent such obligations encompass claims made by the Company or any of its affiliates; (4) we express no opinion as to the enforceability of any provision of the Indenture or Exchange Notes which purports to waive the right to assert counterclaims or setoff; and (5) we express no opinion as the validity or enforceability of the provisions of the Exchange Notes or Indenture purporting to grant or consent to exclusive jurisdiction in any court, purporting to waive objections to venue, purporting to waive personal service of process in connection with any judicial process, or purporting to waive trial by jury.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.